Exhibit 10.1

AIRCRAFT PURCHASE AGREEMENT

This AIRCRAFT PURCHASE AGREEMENT ("Agreement") is made this 1st day of April, 2021, by and between [________], a limited liability company duly organized under the laws of the State of Delaware and with its principal place of business at [_____________] ("Seller"), and PLBY Group, Inc., a corporation duly organized under the laws of the State of Delaware and with a principal place of business at 10960 Wilshire Boulevard, Suite 2200, Los Angeles, California 90024 ("Buyer"). Buyer and Seller are each a "Party" to this transaction and are sometimes referred to collectively herein as the "Parties."

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1.     AIRCRAFT

1.1            Subject to the provisions of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall take delivery of, pay for, and take title to, one (1) Bombardier Inc., model BD-700-1A10 (marketing designation Global Express XRS) aircraft bearing manufacturer serial number [___], and currently bearing United States registration mark [____] (the "Airframe"), together with the two (2) Rolls Royce BR710A2-20 engines installed thereon, bearing manufacturer's serial numbers [____] and [____] (the "Engines"), one (1) Honeywell RE-220GX auxiliary power unit bearing manufacturer's serial number [____] (the "APU"), and (a) all equipment, appliances, parts, instruments, appurtenances, accessories, furnishings, and other property installed in or attached to the Airframe or Engines on the date hereof, including avionics and all other equipment as more particularly described in Exhibit "A" attached hereto and made part of this Agreement by reference; and (b) all logbooks, manuals, maintenance and inspection records, yellow tags, FAA 8130-3 forms, wiring diagrams and other technical documents or data pertaining to the Aircraft (including the APU and Engines) that are in Seller's possession pertaining to the Airframe, APU, and/or Engines (collectively, "Aircraft Documents"), and (c) all spare parts and loose equipment (including glassware, dishes and flatware, etc.) as per the inventory as listed on Exhibit "D" (all of which are referred to collectively hereinafter as the "Aircraft").

ARTICLE 2.     PRE-PURCHASE INSPECTION AND DELIVERY CONDITION

2.1            The Parties hereby acknowledge that, on February 16, 2021, Buyer performed a preliminary and non-invasive visual inspection of the Aircraft (the "Visual Inspection") and found the Aircraft to be acceptable. Seller shall make the Aircraft available to Buyer on or about April 1, 2021, for a pre-purchase inspection, the scope of which shall include review of the Aircraft Documents, borescope inspections of the Engines and APU, and shall otherwise conform to the work scope set out in Exhibit "E" (the "Pre-Purchase Inspection"). The Aircraft will be flown at Buyer’s expense for Movement Cost (defined below) to the Tucson Bombardier Aircraft Service Center located at the Tucson International Airport ("TUS"), or to another Bombardier Service Center mutually acceptable to the Parties ("Inspection Facility") for the Pre-Purchase Inspection, the purpose of which is to determine whether the Aircraft meets the Delivery Condition (as defined below), to verify the Aircraft specifications, and for Buyer to observe an evaluation flight of up to two (2) flight hours under the operational control of Seller (the "Evaluation Flight"), at Buyer’s expense for Movement Cost. For purposes of this Agreement, "Movement Cost" means the hourly rate of five thousand seven hundred thirty-one United States dollars (US$5,731.00) per flight hour, pro-rated for fractions thereof, but in any event not to exceed the maximum sum permitted by Federal Aviation Regulation ("FAR") 91.501(d).

2.2            Not as a representation or warranty of any kind but solely as a condition precedent to Buyer’s obligation to accept delivery of the Aircraft at Closing, Seller shall deliver the Aircraft to Buyer at Closing in the following condition (the "Delivery Condition"), unless the Parties otherwise agree in writing:

a)	the Aircraft shall be in an airworthy condition and fully suitable for operations under FAR Part 91, with all applicable airworthiness directives and alert service bulletins with mandatory compliance due dates at or before Closing (as defined below) completed, without any extensions or deferrals;

b)	the Aircraft shall be equipped as specified on Exhibit A (adjusted to reflect current times, landings and cycles) and as described in the definition of "Aircraft";

c)	the Aircraft shall not have suffered any Material Damage since the completion of the Visual Inspection, nor shall it have suffered, or have any history of, any Material Damage. As used in this Agreement, “Material Damage“ means any damage (i) which would require the issuance of a FAA Form 337 to be completed in respect of the repair if completed by a repair station other than the manufacturer; (ii) the repair of which required or would require any deviation from the original approved manufacturer aircraft build specification or standard production configuration; (iii) which requires recurring or nonstandard inspections or modifications to normal component life limitations after repair of the damage; or (iv) which constitutes a "major repair" (as defined in 14 C.F.R., Part 43, Appendix A, subpart (b));

d)	the Aircraft shall have no Airframe, Engine or APU corrosion (for the avoidance of doubt, fair wear and tear excluded) (i) that is beyond allowable limits or in excess of manufacturer's tolerances or specifications as stated in the maintenance, technical and/or operations manuals, or (ii) that cannot be repaired, rectified and terminated on a non-recurring basis such that the Aircraft can be returned to service without a requirement of repetitive or recurring inspections that deviate from the Aircraft manufacturer's normal maintenance procedures, or (iii) that requires modifications to the normal component life limitations;

e)	the Aircraft shall be in compliance with the Aircraft specifications as per Exhibit "A" and shall be enrolled on the following programs: Rolls-Royce CorporateCare ("RRCC") for the Engines, Honeywell Aerospace Manufacturer Service Plan ("MSP") for the APU, Bombardier Smart Parts, and CAMP Systems International, Inc. CAMP (Computerized Aircraft Maintenance Program), all of which shall be paid current as of Closing and transferable to Buyer (to the extent transferable);

f)	all manufacturer and/or vendor warranties that are still in force as of Closing shall be transferrable to Buyer;

g)	the Aircraft shall have a valid and current U.S. registration and standard certificate of airworthiness issued by the United States Federal Aviation Administration ("FAA"), with no restrictions or limitations;

h)	with all Aircraft Documents in Seller's possession or that are required by the FAA for proper operation, including but not limited to all Aircraft and Engine log books, records, maintenance manuals, and flight manuals, all of which shall be complete, correct, continuous and up-to-date, and printed or published in English, along with any wiring diagrams, yellow tags, historical maintenance records or other technical documents or data that are in Seller's possession or control and that relate to the Aircraft;

i)	with all spare parts and loose equipment listed on Exhibit "D";

j)	the Aircraft shall be current on the manufacturer's recommended maintenance program, with all calendar and hourly inspections and maintenance performed through the date, flight hours, and cycles at Closing without deferment or extension, and with terminating action completed if due prior to Closing, and with (i) no outstanding engineering dispositions or technical variances (with the exception of any technical variances that may be permissible for operations under the RRCC program), and (ii) no operation limitations issued against the Aircraft or non-standard or repetitive inspection intervals outside of the standard manufacturer's recommended maintenance program;

k)	all systems, modules, components, equipment, accessories, and parts of the Aircraft and Engines shall be fully serviceable and operational within the operating guidelines, limits and tolerances established by the applicable manufacturer, without any condition that would cause any such system, module, component, equipment, accessory or part to be unserviceable, beyond serviceable limits, or serviceable with an increased frequency of inspection or with calendar time, flight hour, or flight cycle restrictions;

l)	there shall be no parts, systems or components installed in the Aircraft on a temporary loan or exchange basis; and

m)	the Aircraft shall be free and clear of all Liens. As used herein the term "Lien" means any lien, mortgage, security interest, lease, encumbrance, or lawful claim of others not a party to this Agreement; and the term "Lien Holder" means any Person or entity possessing a Lien interest in the Aircraft, any Engine, the APU, or any part or component of any of the foregoing.

2.3            The cost of the Pre-Purchase Inspection and Evaluation Flight shall be at the sole expense of Buyer. Seller and Buyer shall each have the right to have a representative present during the Pre-Purchase Inspection and up to two (2) representatives on board the Aircraft during the Evaluation Flight. For the avoidance of doubt, Buyer shall be responsible for the flat-rate cost of the Pre-Purchase Inspection, but shall not be responsible for the cost of any repairs, maintenance tasks, part replacements, or corrective actions undertaken in accordance with this Agreement during the Pre-Purchase Inspection.

2.4            At the conclusion of the Pre-Purchase Inspection, the Inspection Facility shall prepare an inspection report (the "Inspection Report") and deliver the same to Buyer and Seller. The Inspection Report shall be the property of Buyer, expect that, in the event Article 6.2 applies, the Inspection Report shall become the property of the Seller upon Seller’s payment of Buyer’s Liquidated Damages. The Inspection Report shall include a list of Discrepancies, as determined by the Inspection Facility. As used here, the term "Discrepancy" means any discrepancy or variance from the Delivery Condition set forth in Article 2.2. In the event that the Parties disagree as to whether an item or condition constitutes a Discrepancy, the determination of the Inspection Facility shall be conclusive. For the avoidance of doubt, cosmetic items shall not be considered Discrepancies.

ARTICLE 3.     PRE-PURCHASE INSPECTION REPORT; ACCEPTANCE OR REJECTION OF AIRCRAFT

3.1            No later than two (2) Business Days following the completion and delivery to Buyer and Seller of the Inspection Report, Buyer shall execute and deliver to Seller a Technical Acceptance / Rejection Letter ("Technical Acceptance / Rejection Letter") substantially in the form of Exhibit "F" attached hereto, and shall:

(i)	in case no Discrepancy was listed in the Inspection Report or in case all Discrepancies were corrected during the Pre-Purchase Inspection, accept the condition of the Aircraft "as is";

(ii)	in case Discrepancies were listed in the Inspection Report (which Discrepancies were not corrected during the Pre-Purchase Inspection), provisionally accept the condition of the Aircraft, listing in an attachment to the Technical Acceptance / Rejection Letter the Discrepancies identified in the Inspection Report, subject to Seller's correction at its cost of such Discrepancies; or

(iii)	reject the Aircraft, which Buyer may only do only if:

a.	the Aircraft is not in material compliance with any of the specifications reflected in Exhibit A attached hereto;

b.	the Inspection reveals the existence of a Discrepancy that cannot, by its nature, be rectified; or

c.	the Inspection Facility informs the Parties that there are one or more Discrepancies that cannot be corrected within thirty (30) days of the Buyer’s execution and delivery of the Technical Acceptance / Rejection Letter (the "Correction Period") and the Parties do not agree to extend such Correction Period based on the Inspection Facility's guidance. For the avoidance of doubt, Buyer shall have discretion to refuse to extend the Correction Period for any reason or no reason.

3.2            The failure of Buyer to deliver the Technical Acceptance / Rejection Letter within the time period indicated in Article 3.1 shall be deemed an acceptance of the Aircraft “as-is” under Article 3.1(i). In the event that Buyer accepts the Aircraft as-is, the Parties shall proceed to Closing in accordance with Article 4, below.

3.3            In the event that Buyer provisionally accepts the Aircraft subject to Seller's correction of the Discrepancies listed in the Technical Acceptance / Rejection Letter, Seller shall cause the Inspection Facility to correct the Discrepancies as soon as practicable, at Seller's sole expense, and proceed with the sale of the Aircraft to Buyer in accordance with Article 4. Discrepancies discovered during the Pre-Purchase Inspection by the Inspection Facility shall be corrected at Seller’s sole cost and expense within the Correction Period, subject to Article 6.4; provided that, based on the Inspection Facility’s guidance, the Parties may agree to extend the duration of the Correction Period as provided in Article 3.1(iii)(c).

3.4            In the event Buyer rejects the Aircraft pursuant to Article 3.1(iii), provided that Buyer has paid all costs of the Pre-Purchase Inspection and all Movement Costs for which Buyer is responsible hereunder, the Escrow Agent shall return the Deposit to Buyer, this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder.

3.5            For purposes of this Agreement "Business Day" shall mean any day of the year other than a Saturday, Sunday or public holiday, in which (a) banks are open for general banking business and are not authorized or required to close in the State of New York, California, and/or Oklahoma, and (b) the FAA is open for filing and recording documents.

3.6            In the event that the Delivery Location is not at the Inspection Facility, Seller shall cause the Aircraft to be repositioned to the Delivery Location at the expense of Buyer for the Movement Cost.

ARTICLE 4.     DELIVERY AND CLOSING

4.1            Location and Date of Closing. The Aircraft shall be delivered in Wichita, Kansas, or at another location in the continental United States that is mutually agreeable to Buyer and Seller (the "Delivery Location"), within the time period set forth in Article 4.5. In the event that the Delivery Location is in the state of Kansas, Buyer shall ensure that the Aircraft is removed from the state of Kansas within ten days of delivery thereof.

4.2            Pre-Closing Deliveries.

a)	Prior to the Closing, Seller shall reposition the Aircraft to the Delivery Location at Buyer's expense in accordance with Article 3.6 hereof.

b)	Prior to the Closing, Escrow Agent shall prepare and deliver to Buyer and Seller title reports for the Airframe and each Engine, which reports shall include relevant information from both the FAA Civil Aviation Registry and the International Registry. As used herein, the term "International Registry" means the international registry of mobile assets located in Dublin, Ireland, established pursuant to the Cape Town Convention, as defined below.

c)	Prior to the Closing, Seller shall deliver each of the following to the Escrow Agent:

i.	an undated, but otherwise fully executed, FAA Bill of Sale; and

ii.	an undated, but otherwise fully executed, warranty bill of sale in the form attached hereto as Exhibit "C" (the "Warranty Bill of Sale").

d)	Prior to the Closing, Seller shall cause each Lien Holder, if any, to deliver each of the following to the Escrow Agent:

i.	a written statement indicating the total amount in United States dollars that must be paid to such Lien Holder to secure the release and termination of such Lien Holder's Lien;

ii.	an undated, but otherwise fully executed Lien Release which, when filed in the FAA Civil Aviation Registry, will cause such Lien Holder's Lien on the Aircraft to be terminated and released; and

iii.	wiring instructions for such payment.

e)	Prior to the Closing, Buyer shall deliver to Escrow Agent (a) an executed but undated FAA Form 8050-1 Aircraft Registration Application (the "Registration Application"), (b) funds in an amount equal to the sum of (i) the Balance of the Purchase Price plus (ii) one-half of the Escrow Fee, plus (iii) any amounts due to be paid by Buyer pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof (to the extent not already paid), and (c) an executed but undated delivery receipt in the form attached hereto as Exhibit "B" (the "Delivery Receipt"), with the hours and cycles of the Airframe, Engines, and APU left blank.

f)	Prior to the Closing:

i.	Seller and Buyer shall each have registered as a Transacting User Entity with the International Registry and shall each have appointed an Administrator; and

ii.	The Administrators for Seller and Buyer shall have appointed Escrow Agent as their respective Professional User Entity with the International Registry for purposes of registering contracts of sale regarding the Aircraft in favor of Buyer, and any other related actions.

4.3            Conditions Precedent to Seller's Obligations. Seller's obligation to sell and deliver the Aircraft to Buyer on the Closing Date (as defined below) shall be subject to the following conditions precedent:

a)	At the time of Closing, Buyer shall have performed all of the material obligations to be performed by Buyer pursuant to this Agreement.

b)	At the time of Closing, all of Buyer's representations set forth in Article 7.2 shall be true and accurate.

c)	Prior to the Closing, Buyer shall have delivered to the Escrow Agent (a) the Balance of the Purchase Price and (b) any amounts due to be paid by Buyer pursuant to Articles 2.1, 2.3, 3.6 and/or 4.2(a) hereof (to the extent not already paid).

d)	Prior to the Closing, Buyer shall have registered as a Transacting User Entity with the International Registry and shall have appointed an Administrator; and Buyer's Administrator shall have appointed the Escrow Agent as Buyer's Professional User Entity in relation to the Aircraft with the International Registry.

4.4            Conditions Precedent to Buyer's Obligations. Buyer's obligation to purchase and accept delivery of the Aircraft from Seller on the Closing Date shall be subject to the following conditions precedent:

a)	At the time of Closing, Seller shall have performed all of the material obligations to be performed by Seller pursuant to this Agreement.

b)	At the time of Closing, all of Seller's representations set forth in Article 7.1 shall be true and accurate.

c)	Prior to the Closing, Seller shall have delivered to the Escrow Agent an undated, but otherwise fully executed, FAA Bill of Sale, and the undated, but otherwise fully executed, Warranty Bill of Sale.

d)	Prior to the Closing, Seller shall have caused each Lien Holder to deliver to the Escrow Agent an undated, but otherwise fully executed Lien Release, together with a written statement indicating the total amount in United States dollars that must be paid to such Lien Holder to secure the release and termination of such Lien Holder's Lien, and wiring instructions for payment of such amount.

e)	Prior to the Closing, Seller shall have registered as a Transacting User Entity with the International Registry and shall have appointed an Administrator; and Seller's Administrator shall have appointed the Escrow Agent as Seller's Professional User Entity, in relation to the Aircraft with the International Registry.

f)	At the time of Closing, the Aircraft shall be in the same condition as at (i) the completion of the Inspection (if Buyer has accepted or is deemed to have accepted the Aircraft without conditions pursuant to Article 3.1(i)), or (ii) the return to service of the Aircraft following the correction of all Discrepancies pursuant to Article 3.3, in each case except for normal wear and tear.

4.5            Closing. Provided that all of the Conditions Precedent set forth in Articles 4.3 and 4.4 have been fulfilled or waived in writing, and unless otherwise mutually agreed by the Parties in writing, Closing shall occur not later than three (3) Business Days after (a) Buyer's acceptance (or deemed acceptance) of the Aircraft without conditions pursuant to Article 3.1(i) or (b) the correction of all Discrepancies pursuant to Article 3.3 and the return to service of the Aircraft. At the time of Closing, the Parties shall perform the following closing deliveries, all of which shall collectively constitute "Closing":

4.5.1            Seller shall tender delivery of the Aircraft to Buyer in the Delivery Condition (unless otherwise agreed by the Parties in writing) at the Delivery Location.

4.5.2            The Parties and any and all Lien Holders shall commence a closing call with Escrow Agent during which:

4.5.2.1            Escrow Agent shall:

(i)	confirm that it is in possession of (a) the Purchase Price (b) Buyer's share of the Escrow Fee, and (c) any amounts that Buyer is required to pay pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof (to the extent not already paid); and

(ii)	confirm that there have been no filings with the FAA or registrations on the International Registry not otherwise listed in its title searches previously provided to Buyer and Seller.

4.5.2.2            Buyer shall instruct Escrow Agent to release to Seller the Purchase Price along with all other amounts due to be paid by Buyer to Seller pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof;

4.5.2.3            Seller shall instruct the Escrow Agent to (i) date and file the FAA Bill of Sale and any appropriate Lien releases in the FAA Civil Aviation Registry and (ii) date and deliver to Buyer the Warranty Bill of Sale;

4.5.2.4            Buyer shall instruct the Escrow Agent to (i) date and file the Registration Application in the FAA Civil Aviation Registry and (ii) complete, date, and deliver to Seller the Delivery Receipt;

4.5.2.5            Seller shall instruct the Escrow Agent to immediately initiate or cause the initiation of the registration process under the Cape Town Convention for the Contract of Sale and the discharge of any Liens registered with the International Registry; and

4.5.2.6            On Buyer's behalf, Escrow Agent shall immediately respond or cause a response upon notification from the International Registry of registration of the Contract of Sale under the Cape Town Convention.

It is the intention of the Parties that each of the foregoing actions shall be deemed to have occurred simultaneously and that each is interdependent with all of the others. Once the Closing process described in this Article 4.5 has begun, it shall be irrevocable, and no one shall have any right to demand or to comply with any demand that the process be stopped prior to completion of each of the foregoing steps. The date on which all such deliveries are completed shall be the "Closing Date". If, due to the implementation of measures to combat the Covid-19 virus, the FAA Civil Aviation Registry is unable to provide time-stamped confirmation of the instantaneous filing of documents (including but not limited to the FAA Bill of Sale and Registration Application), the Parties and the Escrow Agent shall cooperate reasonably to complete the Closing process as expeditiously as possible. For the avoidance of doubt, the Parties agree that the Aircraft shall remain at the Delivery Location under the supervision of both Parties until such time as confirmation of filing of the above-referenced documents is received by the Escrow Agent from the FAA Civil Aviation Registry or FAA acknowledgment of receipt of said documents for filing.

ARTICLE 5.     PAYMENT OF PURCHASE PRICE; ESCROW

5.1            The purchase price of the Aircraft shall be twelve million United States dollars ($12,000,000.00 USD) (the "Purchase Price") in immediately available funds, payable as follows:

(a)            Escrow Agent. The Parties hereby agree to appoint Insured Aircraft Title Service, LLC ("Escrow Agent") as document holder and stakeholder for the sale and purchase of the Aircraft. Buyer and Seller shall each pay one-half (½) of the escrow and title search fees ("Escrow Fees").

(b)            Deposit. The Parties hereby acknowledge that prior to the Effective Date, Buyer paid a deposit (the "Deposit") in the amount of five hundred thousand U.S. dollars (US$500,000.00) to Escrow Agent. The Deposit shall be non-refundable upon signature of this Agreement, except as otherwise stated in this Agreement. The Deposit shall be held by Escrow Agent and shall be applied towards the Purchase Price at the Closing or otherwise disbursed or refunded in accordance with the provisions of this Agreement.

(c)            Balance of the Purchase Price. At or before the time of Closing, Buyer shall pay to Escrow Agent an amount equal to eleven million, five hundred thousand U.S. dollars (US$11,500,000.00) ("Balance of the Purchase Price").

ARTICLE 6.     DEFAULT PROVISIONS; TERMINATION

6.1            Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

6.1.1            If Buyer shall default in the due and punctual payment of any sum due to Seller, which default shall continue for five (5) Business Days after Buyer's receipt of written notice of default;

6.1.2            If either Party shall default in the performance of any of the other provisions contained in this Agreement which would materially and negatively affect the ability to consummate the transactions contemplated hereby, which default shall continue for fifteen (15) calendar days after the defaulting Party's receipt of written notice of default;

6.1.3            If either Party shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

6.1.4            If a petition shall be filed against either Party seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation, and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, receiver or liquidator of either Party is appointed, which appointment shall remain unvacated, or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

6.2            Buyer's Remedies. Upon the occurrence of an Event of Default by Seller, and provided Buyer is not then in breach or default of this Agreement, Buyer shall have the right, exercisable in its sole discretion, to terminate this Agreement by written notice to Seller and the Escrow Agent. If Buyer elects to terminate this Agreement under this Article 6.2, Escrow Agent shall release to Buyer the Deposit and all other amounts that Buyer shall have paid to Escrow Agent hereunder (save only Buyer's share of the Escrow Fees), including but not limited to the Balance of the Purchase Price (if it has been paid) and any other amounts paid by Buyer to Escrow Agent in respect of Inspection costs and/or Movement Costs pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof. In addition to Buyer’s recovery of such amounts paid to the Escrow Agent, as an additional remedy, and not as a penalty, Seller shall pay to Buyer the sum of two hundred fifty thousand United States dollars (US$250,000.00) as liquidated damages (“Buyer’s Liquidated Damages”), minus any amounts paid by Buyer to Escrow Agent in respect of Inspection costs and/or Movement Costs pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof, to the extent that such amounts have been refunded to Buyer by Escrow Agent. Seller and Buyer acknowledge and agree that the amount of Buyer’s Liquidated Damages provided for in this Article 6.2 is a reasonable estimate of the damages that would be incurred by Buyer upon the occurrence of an Event of Default by Seller. For the avoidance of doubt, the recovery of Buyer’s Liquidated Damages, together with the Escrow Agent’s release of funds to Buyer in accordance with this Article 6.2, shall constitute Buyer’s exclusive remedy in the event of Seller’s Default, following which this Agreement shall terminate and neither Party shall have any further obligation to the other hereunder.

6.3            Seller's Remedies. Upon the occurrence of an Event of Default by Buyer, and provided Seller is not then in breach or default of this Agreement, Seller shall have the right, exercisable in its sole discretion, to terminate this Agreement by written notice to Buyer and Escrow Agent. If Seller elects to terminate this Agreement under this Article 6.3, as Seller's sole and exclusive remedy, and not as a penalty, Seller shall be entitled to be paid the Deposit as liquidated damages (the "Seller’s Liquidated Damages"), and Escrow Agent shall pay Seller’s Liquidated Damages to Seller upon written demand by Seller, and upon such payment, this Agreement shall be of no further force or effect. Seller and Buyer acknowledge and agree that the amount of Seller’s Liquidated Damages provided for in this Article 6.3 is a reasonable estimate of the damages that would be incurred by Seller in the event Buyer defaults on its obligations under this Agreement. For the avoidance of doubt, the recovery of Seller’s Liquidated Damages shall constitute Seller's exclusive remedy in the event of Buyer's Default.

6.4            Excusable Delay. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be liable for any failure to deliver or delay in delivery of the Aircraft or delay in performance of any of its other obligations under this Agreement, due directly to force majeure, acts of God, fire, explosion, action of the elements or weather conditions, other catastrophe or accident, or any other cause beyond Seller's reasonable control and without Seller's negligence ("Excusable Delay"). In the event of any Excusable Delay, the time required for the performance of any obligation in the Agreement shall be extended for a period equal to the period during which any such cause and the effects thereof persist, not to exceed thirty (30) calendar days. If delivery of the Aircraft is delayed by reason of Excusable Delay for more than thirty (30) calendar days, either Party may terminate this Agreement upon giving written notice to the other Party and Escrow Agent. Upon such termination, Escrow Agent shall release to Buyer the Deposit and all other amounts that Buyer shall have paid to Escrow Agent hereunder (save only Buyer's share of the Escrow Fees), including but not limited to the Balance of the Purchase Price (if it has been paid) and any amounts paid by Buyer to Escrow Agent pursuant to Articles 2.1, 2.3, 3.6, and/or 4.2(a) hereof.

ARTICLE 7.     REPRESENTATIONS AND WARRANTIES

7.1            Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows, which representations and warranties shall survive the Closing:

7.1.1            Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, having the capacity to sue and be sued in its own name, having full power, legal right and authority to execute, deliver and perform this Agreement.

7.1.2            This Agreement has been duly authorized by all necessary corporate action, duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

7.1.3            The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not violate or conflict with (i) any provision of Seller's constitutional documents, (ii) any law, regulation, order, writ or injunction of any court or governmental authority, or (iii) any obligation, restriction or agreement entered into or binding on Seller or by which any of Seller's assets may be bound or affected, whether relating to the Aircraft or otherwise, and do not constitute a breach or grounds for the occurrence or declaration of a default thereunder.

7.1.4            The Person executing this Agreement on behalf of Seller has full power and authority to do so.

7.1.5            Seller owns good and marketable title to the Aircraft, subject only to Liens of record.

7.1.6            Seller has the right to convey to Buyer, and at the time of the Closing shall convey to Buyer, legal, good, and marketable title to the Aircraft free and clear of all Liens whatsoever, and Seller will warrant and defend such title forever against all claims and demands whatsoever.

7.1.7            There are no outstanding or delinquent taxes and/or fees attributable to the Aircraft that have arisen during the period of Seller's ownership of the Aircraft.

7.1.8            As of the time of Closing, the Aircraft shall be enrolled in the programs referenced in Article 2.2(e) above, to wit: RRCC (for the Engines), MSP (for the APU), Smart Parts, and CAMP, all of which shall be paid current through Closing.

7.2            Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows, which representations and warranties shall survive the Closing:

7.2.1            Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware, having the capacity to sue and be sued in its own name, having full power, legal right and authority to execute, deliver and perform this Agreement.

7.2.2            This Agreement has been duly authorized by all necessary corporate action, duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

7.2.3            The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not violate or conflict with (i) any provision of Buyer's constitutional documents, (ii) any law, regulation, order, writ or injunction of any court or governmental authority, or (iii) any obligation, restriction or agreement entered into or binding on Buyer or by which any of Buyer's assets may be bound or affected, whether relating to the Aircraft or otherwise, and do not constitute a breach or grounds for the occurrence or declaration of a default thereunder.

7.2.4            The Person executing this Agreement on behalf of Buyer has full power and authority to do so.

7.2.5            Buyer is not a resident of the state of Kansas.

ARTICLE 8.     RISK OF LOSS

8.1            Risk of loss of or damage to the Aircraft shall pass from Seller to Buyer upon the filing of the FAA Bill of Sale with the FAA.

ARTICLE 9.     DISCLAIMER

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER UNDERSTANDS THAT THE AIRCRAFT IS BEING SOLD BASED ON BUYER'S PERSONAL KNOWLEDGE AND INSPECTION OF THE AIRCRAFT. THE AIRCRAFT IS BEING SOLD "AS-IS" AND "WITH ALL FAULTS" AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE EXCEPT THOSE SET FORTH IN ARTICLES 7.1 AND 10.2 OF THIS AGREEMENT AND IN THE WARRANTY BILL OF SALE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO WARRANTIES WITH RESPECT TO THE CONTENT, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE AIRCRAFT AND NO WARRANTIES AGAINST PATENT INFRINGEMENTS AND THE LIKE. ALL DELIVERY CONDITIONS SPECIFIED IN THIS AGREEMENT SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT FROM AND AFTER THE CLOSING. IN NO EVENT SHALL SELLER OR ITS REPRESENTATIVES BE HELD LIABLE TO BUYER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF USE OR LOSS OF PROFITS) EVEN IF THE SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS BY THE BUYER. THIS ARTICLE 9 SHALL SURVIVE THE CLOSING.

ARTICLE 10.     TAXES AND DUTIES

10.1            Buyer represents and warrants that it will pay all Taxes, duties, penalties, charges, and invoices or statements with respect to the Aircraft and Buyer's ownership and usage of the Aircraft which arose, attached, or were incurred at or after the Closing. The Purchase Price does not include any taxes, duties, fees or assessments, including, without limitation, any sales, use, transfer, recording, personal property, excise, consumption, goods and services, luxury, value added or other similar taxes, duties or assessments ("Taxes"), which may be levied, assessed or imposed by any foreign, federal, state or local government authority (a) on or as a result of the sale transaction contemplated herein or other matters or things covered hereunder, (b) on the sale, delivery, or transfer of the Aircraft from Seller to Buyer, or (c) on the Aircraft or the use thereof by Buyer arising after the Closing. Buyer shall indemnify, defend, and hold Seller harmless from and against any and all such Taxes (including any interest and penalties thereon) that Seller is or may be obligated by law to pay. Notwithstanding the foregoing, Buyer shall not be liable for, or obligated under any circumstances to pay, any Taxes imposed on the income, receipts, gains or net worth of Seller, all of which shall be the sole responsibility of Seller. Buyer's obligations under this Article 10.1 shall survive the Closing.

10.2            Seller represents and warrants that it has paid all Taxes, duties, penalties, charges, and invoices or statements with respect to the Aircraft and Seller's ownership and usage of the Aircraft which arose, attached, or were incurred prior to the Closing. To the extent, if any, that it has not done so, Seller agrees to pay any and all of the foregoing as and when due and to indemnify, defend and hold harmless Buyer in connection therewith. Seller's obligations under this Article 10.2 shall survive the Closing.

ARTICLE 11.     TRANSACTION COSTS AND EXPENSES

11.1            Each Party to this Agreement shall bear its own transaction costs and expenses, including, without limitation, any brokers' commissions and/or attorneys' fees. If Seller has engaged the services of any broker in connection with the sale of the Aircraft, Seller shall be responsible for any and all payments to such broker arising from the sale of the Aircraft as contemplated by this Agreement. Seller agrees to indemnify and hold harmless Buyer from and against any claims made by any broker arising from an actual or alleged relationship or agreement with Seller. If Buyer has engaged the services of any broker in connection with the purchase of the Aircraft, Buyer shall be responsible for any and all payments to such broker arising from the purchase of the Aircraft as contemplated by this Agreement. Buyer agrees to indemnify and hold harmless Seller from and against any claims made by any broker arising from an actual or alleged relationship or agreement with Buyer.

ARTICLE 12.     MISCELLANEOUS

12.1            Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that Buyer shall have the right (a) to assign its rights under this Agreement to an Affiliate of Buyer or (b) to collaterally assign this Agreement to a financial institution or trust company, in either case pursuant to a written assignment in a form reasonably acceptable to Seller; provided further, however, that Buyer shall remain liable to Seller for the performance of any and all Buyer obligations set forth herein as if the Agreement had not been so assigned. As used in this Article 12.1, the term "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (including, without limitation, (i) a trust of which such Person is the trustee or beneficiary or (ii) a subsidiary of such Person). The term "control" (including "controlled by" and "under common control with"), as used in this Agreement with reference to an Affiliate, shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise; and the term "Person" shall mean any individual, firm, partnership, joint venture, trust, corporation, company, government agency, committee, department, authority or any body, incorporated or unincorporated, whether having distinct legal personality or not.

12.2            Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, or if delivered by email, on the date received, in each case at the address set forth below::

If to Buyer:

PLBY Group, Inc.

10960 Wilshire Boulevard

Suite 2200

Los Angeles, California 90024

Attention: Chris Riley, General Counsel

E-mail:       criley@playboy.com

with a copy (which shall not constitute notice) to:

Aerlex Law Group

11900 West Olympic Boulevard

Suite 450

Los Angeles, California 90064-1171

Attention: Stephen R. Hofer, Esq.

E-mail: shofer@aerlex.com

If to Seller:

[_________]

12.3            Successors.  This Agreement shall inure to the benefit of and be binding upon each of Seller and Buyer and their respective successors and permitted assigns.

12.4            Assignment of Warranties. Effective upon Closing, Seller hereby assigns (to the extent assignable) all of its rights to any warranties that are in effect with respect to the Aircraft, without limitation, any work performed on the Aircraft, and will thereafter take reasonable action (at Buyer's cost) to assist Buyer in processing warranty claims. Upon Buyer's prior written request, Seller shall give reasonable assistance in enforcing Buyer's rights under any such assigned warranties, provided Buyer shall reimburse Seller for any reasonable out-of-pocket costs and expenses incurred by Seller in rendering such assistance.

12.5            Support Contracts. Effective upon Closing, Seller hereby assigns (to the extent assignable) all of its rights with respect to the RRCC and MSP programs, both of which shall be fully paid and current. Seller shall not cash out of either of the foregoing programs prior to Closing. The Smart Parts airframe program and the CAMP maintenance tracking program shall also be fully paid and current (with no deficits) through the Closing. Buyer will enter into a new Smart Parts airframe agreement with Bombardier at the then-current pricing as well as a new CAMP maintenance tracking program at the then-current pricing. Seller shall be responsible for and shall pay all amounts due to the providers of support contracts with respect to all operations and periods prior to the Closing. Buyer shall pay any transfer or enrollment fees due to said providers. Notwithstanding anything to the contrary in this Agreement, the Parties (a) acknowledge that Seller presently has a substantial credit balance in the Smart Parts program and (b) agree that Seller may withdraw that balance or otherwise cause it to be credited to or applied for the benefit of Seller or its designee.

12.6            Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance, without giving effect to conflicts of law principles. Each of the Parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts sitting in Los Angeles County, California, and the United States District Court for the Central District of California, (b) consents to the jurisdiction and court rules of California, (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) agrees that service of any court paper may be effected on such Party by mail, or in such other manner as may be provided under applicable laws or court rules in California.

12.7            Entire Agreement. The terms and conditions of this Agreement constitute the entire agreement of the Parties hereto and supersede all previous negotiations, representations, and agreements between the Parties, express or implied, with respect to the sale or purchase of the Aircraft.

12.8            Amendments. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by both Parties hereto.

12.9            Non-Waiver. Any failure at any time of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of such Party to enforce such provision at any subsequent time.

12.10            Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

12.11            Headings and References. The division of this Agreement into articles and sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.12            Counterparts; Electronic Delivery. This Agreement may be fully executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument when each Party has signed and delivered one such counterpart to the other Party. Delivery of an executed counterpart of this Agreement or of any other document in connection with this Agreement by fax or e-mail will be deemed as effective as delivery of an originally executed counterpart or document.

12.13            Attorney Fees. In the event it becomes necessary to enforce the terms of this Agreement by litigation or otherwise, the prevailing Party shall be entitled to recover its reasonable attorney fees and court costs, including any such fees or costs arising from subsequent appeals and efforts to execute on any judgment.

12.14            Agreement Negotiated. The Parties are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement. The Parties agree that no presumptions relating to the interpretation of contracts against the drafter of any particular clause should or may be applied in this case and, therefore, waive their effects.

12.15            Time is of the Essence. Time shall be of the essence for all events contemplated hereunder.

12.16            Confidentiality. The existence, terms and conditions of this Agreement, and all writings, discussions, and negotiations in connection with the transaction contemplated by this Agreement (including, without limitation, the fact that discussions and negotiations have been conducted by the Parties), shall remain strictly confidential and shall not be disclosed by either Party, without the prior written consent of the other Party, except that each Party shall be entitled to disclose the terms and conditions of this Agreement to such Party's attorneys, accountants, consultants, and other advisors performing services for such Party with respect to or affected by the transaction contemplated by this Agreement.

12.17            Exclusivity. From the date of signature of this Agreement until and including the Closing Date or termination of this Agreement, Seller and its agents shall refrain from and discontinue any and all marketing efforts, listings, or other attempts to sell the Aircraft.

12.18            Insurance; Total Loss. Until delivery, Seller shall keep the Aircraft fully insured and in the event that the Aircraft is either lost, destroyed, stolen, confiscated, or declared a total loss prior to delivery, this Agreement shall be terminated, all amounts paid by Buyer to Escrow Agent shall be refunded in full to Buyer, all proceeds of insurance shall be the sole property of Seller, and neither Party shall have any further right or obligation under this Agreement. Buyer shall not take any action that will invalidate Seller's insurance coverage.

12.19            Authority to Enter into Agreement. Each individual executing this Agreement on a Party's behalf expressly warrants that:

(a)	Such Person has the full legal authority, from his corporate board of directors or other authorized individuals, pursuant to appropriate resolution or other writing, to legally and effectively bind the represented Party to this Agreement; and

(b)	Such board of directors or other authorized individuals have been fully informed; and concerning this Agreement and understands and agrees to all provisions herein.

ARTICLE 13.     ADDITIONAL PROVISIONS

13.1            All spare parts and loose equipment inventoried with the Aircraft during the Buyer's Pre-Purchase Inspection, referred to in Article 1.1, is included in the Purchase Price and will be delivered to the Buyer at Closing. Also any exterior covers for engines, pitot, etc., that are normally utilized with this type of aircraft will be provided at no cost to Buyer at Closing.

ARTICLE 14.     CAPE TOWN REGISTRATION

14.1            Buyer will not register, consent to, nor allow any third party to register any international interest or prospective international interest under the Convention on International Interests in Mobile Equipment ("Cape Town Convention") with respect to the Airframe or the Engines until such time as title to the Aircraft has been transferred from Seller to Buyer.

14.2            Seller will, at Closing, provide its consent to the registration of an international interest evidencing the transfer of title to the Aircraft to Buyer, provided all amounts due to Seller under this Agreement have been paid in full. Buyer shall be responsible for all registration and search costs.

14.3            In the event of termination of this Agreement for any reason whatsoever, Buyer shall discharge or cause the discharge of any registration with the International Registry created by or through Buyer or by Persons claiming by or through Buyer. Upon request, Buyer shall provide Seller with sufficient evidence to satisfy Seller that any such registrations have been discharged. Notwithstanding the foregoing, if Seller commences court proceedings to obtain the discharge of any such registrations created in contravention of this Article 14, Seller shall be entitled to recover against Buyer any and all costs, fees and expenses (including reasonable attorney's fees) incurred by Seller to obtain such discharge and Buyer shall also be liable for any and all damages suffered by Seller as a result of Buyer's breach of its obligations under this Article 14.

14.4            Prior to or at Closing, Seller shall cause any outstanding international interest registrations on the International registry (including any amendments or assignments or subordinations thereof) to be discharged in compliance with the Cape Town Convention and the Federal Transportation Code. Seller shall provide Buyer with sufficient evidence to satisfy Buyer that any such registrations have been discharged. Notwithstanding the foregoing, if Buyer commences court proceedings to obtain the required discharges in contravention of this Article 14, Buyer shall be entitled to recover against Seller any and all costs, fees and expenses (including attorney's fees) incurred by Buyer to obtain such discharge and Seller shall also be liable for any and all damages suffered by Buyer as a result of Seller's breach of its obligations under this Article.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned Parties have caused this Aircraft Sale Agreement to be executed, delivered and effective as of the date first above written.

[______] (Seller)

Signature:

Print Name:

Title:

PLBY Group, Inc. (Buyer)

Signature:

Print Name: Ben Kohn

Title: President & Chief Executive Officer